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


     The following is the transcript from the investor conference call held by Gene Logic Inc. on October 24, 2007 in connection with the announcement of Gene Logic's earnings for the third quarter of 2007. The press release and financial statements referred to in the following transcript were previously filed on October 24, 2007 by Gene Logic Inc. on a Current Report on Form 8-K, and the transcript should be read in conjunction with those materials.

Oct. 24. 2007 / 10:00AM, GLGC - Q3 2007 Gene Logic Inc. Earnings Conference Call


C O R P O R A T E  P A R T I C I P A N T S
Chris Culotta, Gene Logic Inc. - Director of Investor Relations
Charles Dimmler, Gene Logic Inc. - CEO
Philip Rohrer, Gene Logic Inc. - CFO


C O N F E R E N C E C A L L P A R T I C I P A N T S Cheryl, Call Facilitatrix Curtis Pritchard, Private Investor


P R E S E N T A T I O N
Cheryl
Good day and welcome to the Third Quarter 2007 Gene Logic Earnings Conference Call. My name is Cheryl. I will be your audio coordinator for today. At this time all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference, and if at any time during our call you require assistance, please key * followed by 0 and a coordinator will be happy to assist you. I would now like to turn our presentation over to Mr. Chris Culotta, Senior Director of Investor Relations. Please proceed, sir.

Chris Culotta - Gene Logic Inc. - Director of Investor Relations
Thank you, Cheryl. Good morning, ladies and gentlemen. Thank you for joining us in this morning's conference call and webcast to discuss today's announments regarding our third quarter 2007 financial results. Providing prepared comments during today's call will be Gene Logic's Chief Executive Officer and President, Charles L. Dimmler, III, and our Chief Financial Officer, Phil Rohrer.
Today's agenda will be as follows. Chuck will present an overview of the company's status and progress for the third quarter of 2007, and Phil will provide comments on the financial performance for the quarter. Chuck will rejoin the call to answer questions. We will then move to a question-and-answer session open to all participants to today's call.

Before we begin, however, I'm required to call your attention to the customary Safe Harbor disclosures regarding forward-looking information which can be found in today's press release. During today's conference call and webcast, we may make various statements about the company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results that differ materially for Gene Logic from those projected. These risk factors are more fully discussed and we strongly urge you to review them in our annual report on Form 10-K for the year end of December 31, 2006, filed on March 16, 2007, and the company's subsequent SEC filings and in the Safe Harbor statement contained in the press release issued this morning.

Forward-looking statements are made as of today's date, and we expressly disclaim any obligation to update this information on a going forward basis. With that introduction I will now turn it over to Chuck who will give us an overview. Chuck?

Charles Dimmler - Gene Logic Inc. - CEO
Thank you very much, Chris. Ladies and gentlemen, good morning. Thank you very much for joining us. We are pleased to share with you this morning our progress during this past fiscal quarter, and in a few moments, Phil Rohrer will share with you our financial report in some detail. You're undoubtedly familiar with our recently announced intention to sell our genomics assets to Ocimum Biosolutions Limited. We're greatly pleased by this event because the transaction represents the last major step in Gene Logic's transformation to a drug repositioning and development company. It enables us now to pursue this strategy with singular focus and with full vigor, if you will.

We anticipate that within the next few days' time we will release our preliminary proxy to the SEC, and within the next couple of weeks thereafter, hopefully, we intend to send forward to the Gene Logic shareholders a proxy asking for their authority to conclude this transaction, which we hope to close by year end. We're also pleased to have retained the assets related to our molecular diagnostics capabilities because we believe there's additional shareholder value embedded there. Our intension is to continue our efforts on a top priority basis to secure a partner or a buyer for these assets. Now, as for our drug repositioning and development business, we're encouraged by our measurable and substantive progress in evaluating compounds provided by our business partners in the pharmaceutical industry. We're pleased also that we have added, this quarter, two new business partners, Merck Serono and Solvay. Our proprietary know-how in Cambridge is working to positive effect, definitely to our expectations and on plan.

As we've reported on earlier occasions, our rate of newly-defined hypothesis to number of compounds examined is 1 in 3. Having entered this business three and a half years ago, we now have a sufficient amount of operating history to conclude that we have a viable operating model in place in Cambridge.

We're also quite pleased with the performance of our alliance management program, which manages the interface between our drug repositioning and development team and the designated representatives of each of our respective pharmaceutical partners. We're presently in discussion with two of our partners regarding in vivo study results and prospective new therapeutic indications. We're working diligently with these partners to provide them with adequate study results upon which to base their decisions as to whether or not they will reinstate these drug candidates into their clinical development programs.

I also want to comment on our management team and our entire staff, each of whom is fully committed and, in my judgment, doing an absolutely outstanding job.

In the final analysis, what's truly proprietary in any business-- including this one-- is execution, and Gene Logic has a management team in place with superb execution capability. Tom Barnes, for example, runs our scientific operations in Cambridge with an inspiring hand. He is one of the co-founders and pioneers of our proprietary platform, dating back to his distinguished career at Millennium. As another example, Bethany Mancilla heads our business development department. She's a veteran business development executive with nine years' experience at Gene Logic across a range of commercial development responsibilities. You'll recall that earlier in the quarter, we announce the appointment of Stephen Donohue as our head of clinical development. A physician and clinical pharmacologist, Steve's a seasoned drug development specialist with experience from Merck, Bristol-Myers Squibb and Epix Pharmaceuticals. A fourth member of our drug repositioning and development team is our deputy general counsel, John Herrmann. John oversees our intellectual property estate while engaging actively in our contract negotiation and management activities. You'll also recall that we announced during the quarter that our own compound, GL1001, yielded positive results in an in vivo model of inflammatory bowel disease. This is a prime example of the potential power of our proprietary know-how in Cambridge. Originally intended to be a treatment for obesity, GL1001 suppresses an inflammatory mediator in both in vitro and in vivo studies, and we can intend to continue to invest in the development of this compound as we seek to secure a development partner.

Finally, I would say that our cash conservation program which we initiated several months ago is yielding positive results. Consistent with our strategic objectives, we'll certainly continue to manage our cash intelligently through the balance of this year and onward into 2008. Now, I'll turn the mic over to Phil Rohrer who will provide a detailed summary of our financial results for the quarter. Phil?


Philip Rohrer - Gene Logic Inc. - CFO
Thank you, Chuck. Good morning ladies and gentlemen. I'd like to begin by again summarizing the recent announcement of our signing and agreement to sell our Genomics Services Business to Ocimum Biosolutions Limited. Under the terms of the agreement, we will receive $7 million at closing, and an additional $3 million as payable pursuant to a promissory note due 18 months from closing. The sales price is subject to adjustment using a mechanism typical in these types of transactions and is meant to adjust for certain carrying value fluctuations that may occur between signing the agreement and closing.

In addition, Ocimum will assume certain liabilities including the lease for our 50 West Watkins Mill Road facility except for a portion of the lease related to 2008 only. Ocimum will also assume the vacation liability for the genomics employees and certain accrued benefit liabilities. As indicated in our previous announcements, I would like to emphasize that we will retain full rights in perpetuity to utilize the genomics databases for our drug repositioning and development business. In addition, we have retained certain assets related to molecular diagnostics, and as Chuck has just indicated, we continue to explore strategic alternatives for these assets. As we intend to seek shareholder approval for this transaction, additional information concerning the sale will be available shortly upon the filing of our proxy.

As indicated in this morning's press release, Gene Logic has reported third quarter revenue of $4.5 million, an increase of $800,000 or 22% over the third quarter of 2006. All of the increases resulted from a technology license arrangement signed by our drug repositioning division with Lundbeck in June of 2007. The contract was for a non-exclusive license to a portion of our patent portfolio previously acquired from Millennium. In July, we received $3 million from Lundbeck, and under the terms of the July 2004 acquisition agreement, we paid $450,000 to Millennium in October. Revenue for this license is being recognized over a one-year service life. For the first nine months of 2007, Gene Logic has reported revenue of $13.2 million, a decrease of $4 million or 23% over the first nine months of 2006, and as in previous quarters is primarily due to lower sales for the company's genomics subscription-based database services.

Turning now to segment profit and loss performance, management uses operating profit to evaluate segment performance and we include all direct costs and an allocation for corporate overhead. In addition, segment results may exclude certain unusual or corporate-related cost but may include certain reclassifications for fair presentation. On October 15, Gene Logic announced that certain of the assets attributed to its Genomics Division would be sold. The Genomics Division will not, however, be classified as a discontinued operation until the requisite shareholder approval has been obtained.

For the third quarter of 2007, our drug repositioning division recorded an operating loss of $3.5 million versus a loss of $3.7 million for the third quarter of 2006. This slight decrease reflects the impact of the $800,000 in revenue associated with a license attributable to the Lundbeck arrangement offset by higher research and development costs, including those associated with the company's lead compound, GL1001. For the first nine months of 2007, our drug repositioning division recorded an operating loss of $12.7 million versus a loss of $11.2 million for the third quarter of -- first nine months of 2006. The increased loss includes the impact of $700,000 in costs associated with validation of target compounds using in vivo models that can confirm the various alternative hypotheses developed using our proprietary drug repositioning technologies. In addition, research and development labor-related costs have increased half a million dollars. For the third quarter of 2007, our genomics division recorded an operating loss of $4.8 million versus an operating loss of $11.8 million for the third quarter of 2006, an improvement of $7 million. Results for the third quarter of 2006 did include the impact of a $5.4 million restructuring charge that included costs associate with a reduction in force, the acceleration of costs associated with the elimination of facilities no longer required for continuing operations, and an impairment charge for certain of our intellectual property assets.

Not including the impact of the 2006 restructuring charge, operating income improved an additional $1.6 million includes $900,000 and lower labor-related database production and research and development expenses due to the restructuring. For the first nine months of 2007, our genomics division recorded an operating loss of $14.8 million versus an operating loss of $23 million for the first nine months of 2006, an improvement of $8.2 million. Not including the $5.4 million impact of the 2006 restructuring charge, the improvement is primarily due to a 22% or almost $8 million reduction in database production and research and development expenses, largely attribute attributable to lower labor-related expenses of three and a half million, lower facilities costs of a million, and lower expenses for amortization and depreciation of $1.1 million. These savings again are largely attributed to the 2006 restructuring. These reduced operating results were partially offset by lower revenue for the first nine months of 2000 when compared to the same period in 2006.

As to overall expenses, our operating expenses include costs for developing and providing our drug repositioning services, genomics databases and other genomics data generation services as well as sales, marketing and general administrative expenses for all of our businesses. Expenses for 2006 do not include those for our preclinical division which we sold in December of 2006. When compared to the prior year, third quarter 2007 operating expenses for all of Gene Logic, and not including the $5.4 million 2006 restructuring charge, decreased $1 million largely due to the favorable impact of the restructuring. Operating expenses for the first nine months of 2007 decreased $5.4 million, again not including the 2006 restructuring charge, largely due to ongoing benefits again of the restructuring.

Selling, general administrative expenses for the first nine months of 2007 do reflect $1 million in costs associated with the sales process for our genomics division, certain executive severance costs totaling $900,000 and employee retention benefits totaling $1.4 million meant to stabilize our workforce during this time of transition. Moving on to earnings, for the third quarter of 2007, net losses were $7.9 million versus a loss of $14.8 million from continuing operations for the same period 200, and improvement of $6.9 million or 47%. Net loss for the third quarter of 2006 including those resulting from discontinued operations amounted to $26.7 million. For the first nine months of 2007, net losses were $25.9 million versus a loss of $32.4 million from continuing operations for the same period of '06 and net loss for the first nine months of '06 including those resulting from discontinued operations amounted to $49.7 million.

Finally, moving on to cash, during the third quarter, our cash reserves decreased $5.1 million due primarily to the third quarter loss of $7.9 million partially offset by $2.2 million in depreciation and amortization charges. Our ending cash balance was $31.6 million. The cash burn rate for the third quarter of $5.1 million compares favorably with the rate for the second quarter of $6.4 and for the first quarter of $7 million. In addition, the cash burn rate for the fourth quarter not including the expected cash inflows from the sale of our genomics services business is again expected to show continued improvement. With that, I'd like to turn it over to Chris.


Chris Culotta - Gene Logic Inc. - Director of Investor Relations Cheryl, we're ready to move into the question and answer portion of the call.


Q U E S T I O N S A N D A N S W E R S
Cheryl
(OPERATOR INSTRUCTIONS) Our first question comes from the line of Curtis Pritchard, private investor. Please proceed, sir.


Curtis Pritchard - - Private Investor
Yes, ma'am. My question is, can any of you gentlemen comment on the progress of finding a developmental partner for GL1001, as it seems to me that the success and the future of Gene Logic at this point hinges entirely on that or am I -- or is that a misconception on my part? Thank you.

Charles Dimmler - Gene Logic Inc. - CEO
This is Chuck Dimmler speaking. I think that we have reasonably responsible hopes for GL1001. We have sufficient data of substance to -- upon which to base our decision to continue to invest in the development of this compound. Of course, this is the drug development business so there's no guarantee that the compound will ultimately succeed through clinical development and ultimately through the competitive commercial process. With respect to the question, does our entire future of the drug repositioning and development business depend upon GL1001, no it does not, because we have other compounds that we anticipate our drug partners to either reinstate into their clinical development pipelines or, in most cases, if they do not, we have the opportunity to take them back and undertake clinical development for them on our own account just as we've undertaken development for our own account with GL1001. So, clearly, GL1001 is an important potential opportunity for us, but it certainly isn't the only hope for success in the future not to any -- not to an entire extent.

Curtis Pritchard - - Private Investor
Okay. Thank you.

Charles Dimmler - Gene Logic Inc. - CEO
You're certainly welcome.

Cheryl
(OPERATORS INSTRUCTIONS) There are no names in cue. (OPERATORS INSTRUCTIONS)

Chris Culotta - Gene Logic Inc. - Director of Investor Relations
Cheryl, if there are no other questions --

Cheryl
There are no questions at this time.

Chris Culotta - Gene Logic Inc. - Director of Investor Relations
Okay. Let's go ahead and end the call then. I'd like to thank you all for taking the time to join us on the call today. If you missed any portion of the call, a replay will be available for the next 14 days. To access this replay, callers should dial (888)286-8010 in the U.S. and Canada or (617)801-6888 internationally. Both numbers require the passcode 69464110. Alternatively, a replay of the webcast of the call will be available under the investor's segment of the company website at www.genelogic.com. Once again, thank you for your participation, and we look forward to speaking with you again in the future.

Cheryl
Ladies and gentlemen, thank you for your participation in today's conference. This concludes our presentation. You may now disconnect. Good day.


         ADDITIONAL INFORMATION ABOUT THE GENOMICS BUSINESS TRANSACTION

         The Company will file a proxy statement and other documents regarding the proposed sale of assets related to its Genomics Services Business with the U.S. Securities and Exchange Commission ("SEC"). The definitive proxy statement will be sent to stockholders, seeking their approval of the sale pursuant to an Asset Purchase Agreement at a special meeting of stockholders. Stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. A proxy statement will be available free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC, when they become available, by contacting the Company.

         The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the transaction. Information about the Company and its respective directors and executive officers is set forth in its proxy statement and Annual Reports on Form 10-K, which can be found at www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.